EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (No. 333-52005) on Form S-1 of U.S. Timberlands Klamath Falls, LLC of our report dated January 21, 2000 relating to the consolidated balance sheets of U.S. Timberlands Klamath Falls, LLC and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in members' equity (deficit) and cash flows for the years then ended, which report appears in the December 31, 1999 Annual Report on Form 10-K of U.S. Timberlands Klamath Falls, LLC.


                                                Richard A. Eisner & Company, LLP




New York, New York
April 14, 2000